                                                                   EXHIBIT 10.47

                              AMENDED AND RESTATED
                                 LOAN AGREEMENT


         This AMENDED AND RESTATED LOAN AGREEMENT (as amended, restated, supplemented and modified from time to time, the "Loan Agreement") is made as of the 20th day of April, 1999, by and between: National Wireless Holdings Inc., a Delaware Corporation having an office at 249 Royal Palm Way, Suite 301, Palm Beach, FL 33480 ("National"); and Electronic Data Submission Systems, Inc., a Delaware Corporation having its principal office at 7899 Lexington, Suite 203, Colorado Springs, Colorado 80920 ("Borrower").

                              W I T N E S S E T H:

         WHEREAS, Borrower is the successor in interest by merger with Electronic Data Submission Systems, Inc., a Colorado corporation, and has assumed all obligations of such predecessor in interest, including the obligations under that certain Loan Agreement with National dated as of June 9, 1995 (as amended, restated, supplemented and modified through but excluding the date hereof, the "Original Loan Agreement") and the obligations under the Borrower Security Agreement dated as of June 9, 1995 (as amended, restated, supplemented and modified from time to time, the "Borrower Security Agreement"); and

         WHEREAS, the Borrower wishes to obtain additional loans from National up to the aggregate principal sum, including loans made under the Original Loan Agreement, of up to One Million Eight Hundred Thousand Dollars ($1,800,000), and National is willing to lend such sum and to make such loans to the Borrower on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other valuable consideration, the parties hereto agree as follows:


                             ARTICLE 1. DEFINITIONS.

Section 1.0.      AMENDMENT AND RESTATEMENT.

         This Agreement amends and restates in its entirety the Original Loan Agreement and such Original Loan Agreement shall be consolidated with and into and superseded by this Agreement, except with respect to the provisions relating to the grant of a security interest in the "Collateral" (as hereinafter defined) which provisions shall remain in full force and effect as modified by the granting provisions contained in this Agreement. Borrower hereby confirms that it has assumed all covenants, representations and warranties made by its predecessor in interest under the Borrower Security Agreement, and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Agreement, other than any representations and warranties that were made as of a certain date which were true and correct as of such date. Borrower hereby further confirms that all references to the "Loan Agreement" in the Borrower Security Agreement shall refer to this loan agreement, as amended, restated, supplemented and modified from time to time. Schedule II to the Borrower Security Agreement is hereby amended in its entirety as set forth in Exhibit J hereto.

Section 1.1.      GENERAL TERMS.

         As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" - as to any person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and
(ii) each shareholder in the Borrower shall be deemed to be an Affiliate of the Borrower.

         "Borrower" - shall mean Electronic Data Submission Systems, Inc., incorporated in Colorado on January 7, 1991 and re-incorporated by merger in Delaware on September 9, 1997, and all permitted successors and assigns.

         "Borrower Security Agreement" - as defined in the first whereas clause hereof.

         "Borrowing Date" - the date of the initial Loan and each date of each subsequent Loan.

         "Borrowing Notice" - as defined in subsection 2.2(a) hereof.

         "Business Day" - any day other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required to close under the laws of the State of New York.

         "Capital Expenditures" - for any period, the aggregate amount of all payments made by the Borrower directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of the Borrower, including, without limitation, all amounts with respect to Capitalized Lease obligations, and interest which are required to be capitalized in accordance with generally accepted accounting principles.

         "Capitalized Lease" - any Lease the obligations to pay rent or other amounts under which constitute Capitalized Lease obligations.

         "Capitalized Lease Obligations" - as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

         "Cash" - as to any Person, such Person's cash and cash equivalents, as defined in accordance with generally accepted accounting principles consistently applied.

         "Code" - the Internal Revenue Code of 1986, as it may from time to time be amended.

         "Collateral" - as defined in the Security Documents.

         "Collateral Assignment of Insurance" - as defined in Section 2.13 hereof.

         "Commitment" the obligation of National to make Loans hereunder in the aggregate principal amount at any one time outstanding of up to One Million Eight Hundred Thousand Dollars ($1,800,000).

         "Commitment Termination Date" - May 31, 2001, except as provided in
Section 9.13.

         "Compliance Certificate" - a certificate executed by the president of the Borrower to the effect that, as of the effective date of the certificate, no Default or Event of Default under this Agreement exists or would exist after giving effect to the action intended to be taken by the Borrower, as described in such certificate.

         "Controlled Group" - all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414 of the Code and Section 4001(a)(2) of ERISA.

         "Credit Period" - as defined in Section 2.1 hereof.

         "Debt Instrument" - as defined in Section 8.4(a) hereof.

         "Default" - an event which with notice or lapse of time or both would constitute an Event of Default.

         "Dollars" - and "$" - lawful money of the United States of America.

         "Environmental Laws and Regulations" - all federal, state and local environmental, health and safety laws, regulations, resolutions, and ordinances applicable to the Borrower or any other Loan Party, or any of their respective assets or properties, including, without limitation: (i) all regulations, resolutions, ordinances, decrees, and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, whether issued by environmental regulatory agencies or otherwise, and
(ii) all laws, regulations, resolutions, ordinances and decrees relating to Environmental Matters.

         "Environmental Liability" - any liability under any applicable law for any release of a hazardous substance caused by the seeping, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, and any liability for the costs of any clean-up or other remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over the Borrower or any other Loan Party to prevent or minimize any actual or threatened release by the-Borrower or any other Loan Party of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment.

         "Environmental Matter(s)" - a release of any toxic or hazardous waste or other chemical substance, pollutant or contaminant into the environment or the generation, treatment, storage or disposal of any toxic or hazardous wastes or other chemical substances.

         "Environmental Proceeding" - any judgment, action, proceeding or investigation pending before any court or governmental authority, bureau or agency, including, without limitations, any environmental regulatory body, with respect to or threatened against or affecting the Borrower or any other Loan Party or relating to the assets or liabilities of any of them, including, without limitations, in respect of any "facility" owned, leased or operated by any of them under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or under any state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or hazardous waste or chemical substance, pollutant or contaminant into the environment, or with the generation, storage or disposal of any toxic or hazardous wastes or other chemical substances.

         "ERISA" - the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations thereunder.

         "Event of Default" - as defined in Article 8 hereof.

         "Financial Statements" - the compiled balance sheets as of December 31, 1997, 1996, 1995, 1994, 1993 and 1992 of the Borrower, together with the related compiled income statements for the twelve month periods then ended.

         "Guarantor(s)" - as defined in Section 2.12 hereof.

         "Guaranty(ies)" - as defined in Section 2.12 hereof.

         "Indebtedness" - with respect to any Person, all (i) liabilities or obligations, direct and contingent, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities which, in accordance with such principles, would be referred to in a footnote to such balance sheet, and Capitalized Lease Obligations of such Person; (ii) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; and
(iii) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it.

         "Investment" - in any Person by the Borrower:

         (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by the Borrower for or in connection with the acquisition by the Borrower of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person, and

         (b) the amount of any advance, loan or extension of credit to, or guaranty or other similar obligation with respect to any Indebtedness of, such Person by the Borrower other than any such advance, loan or extension of credit having a term not exceeding 90 days made by the Borrower to trade customers of the Borrower (including Affiliates of the Borrower in respect of transactions not prohibited by Section 7.14 hereof) in the ordinary course of the Borrower's business and (without duplication) any amount committed to be advanced, loaned, contributed or extended to, or the payment of which is committed to be assured by a guaranty or similar obligation for the benefit of, such Person by the Borrower.

         "IRS" - Internal Revenue Service.

         "Leases" - leases and subleases (other than the leases or subleases the obligation to pay rent or other amounts under which is a Capitalized Lease Obligation), licenses for the use of real property, easements, grants, and other rights and similar instruments under which the Borrower has the right to use real or personal property or rights of way.

         "Lien" - any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a grant of a security interest or lien, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Loan(s)" - as defined in Section 2.1 hereof.

         "Loan Agreement" - as defined in the preamble hereof.

         "Loan Documents" - this Agreement, the Note, the Security Documents, the Guaranty, Stock Pledge Agreement and all other documents heretofore, now or hereafter executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.

         "Loan Party" - any Person (other than National) which is a party to a Loan Document.

         "National" shall have the meaning ascribed to such terms in the preamble hereof.

         "Note"- as defined in subsection 2.4(a) hereof.

         "Obligations" - all Indebtedness, liabilities and obligations of the Borrower to National, whether now existing or hereafter arising, including, without limitation, the Indebtedness, liabilities and obligations of the Borrower to National under this Agreement, the Note, the Security Documents (as hereinafter defined), and all agreements, documents and instruments executed in connection with or pursuant to any of the foregoing.

         "Original Loan Agreement" - as defined in the first whereas clause hereof.

         "PBGC" - as defined in subsection 3.18(a) hereof.

         "Permitted Liens" - (i) pledges or deposits by the Borrower under workers, compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Borrower), or leases to which the Borrower is a party, or deposits to secure public or statutory obligations of the Borrower or deposits of cash or U.S. Government Bonds to secure surety, appeal, performance or other similar bonds to which the Borrower is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers', warehousemen's, materialmen's, mechanics, and landlords' Liens; (iii) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 6.6 hereof; (iv) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended, and none of which are violated in any material respect by existing or proposed structures or land use, all of which Liens do not in the aggregate materially detract from the value of the properties to which they relate or materially impair their use in the operation of the business of the Borrower; and (v) Liens in favor of National.

         "Person" - an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual fiduciary or other capacity.

         "Material Agreement" - as defined in Section 3.15 hereof.

         "Plan" - at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under the Code and is either (i) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower, or by the Borrower for any other member of such Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Post-Default Rate" - as defined in subsection 2.6(b) hereof.

         "Prime Rate" - the interest rate published from time to time by the Wall Street Journal as the prime lending rate. Each change of interest rate provided for herein based upon the Prime Rate shall take effect as of the date such change in the Prime Rate is published by the Wall Street Journal.

         "Principal Office" - the principal office of National presently located at 249 Royal Palm Way, Suite 301, Palm Beach, FL, 33480.

         "Pro Forma Balance Sheet" - the balance sheet of the Borrower as of the date hereof, prepared on a pro forma basis, as if the initial Loan had been consummated.

         "Projections" - the projections of the Borrower for the twelve calendar months beginning April 1, 1999 and ending March 31, 2000, and when prepared by the Borrower, the projections of the Borrower for the twelve month periods ending March 31, 2001, March 31, 2002 and March 31, 2003.

         "Purchase Money Security Interest" - as defined in subsection 7.2(c) hereof.

         "Security Documents" - as defined in Section 2.13(b) hereof.

         "Stock Pledge Agreement" - as defined in subsection 2.13(b)(i) hereof.

         "Subordination Agreement" - as defined in Section 2.14 hereof.

         "Subsidiary" - with respect to any Person, corporation, limited liability company, partnership or joint venture whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) in the case of a partnership, joint venture or limited liability company in which such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. Unless the context otherwise requires, references in this Agreement to "Subsidiary" or "Subsidiaries" shall be ` deemed to be references to a Subsidiary or Subsidiaries of the Borrower.

         "System(s)" - the electronic data transmission systems owned by the Borrower.

Section 1.2.      ACCOUNTING TERMS.

         Any accounting terms used in this Agreement or any other Loan Document which are not specifically defined shall have the meanings customarily given to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement, except that references in Article 5 to such principles shall be deemed to refer to such principles as in effect on the date of the financial statements delivered pursuant thereto.

              ARTICLE 2. COMMITMENTS; LOANS; GUARANTIES; COLLATERAL

Section 2.1.      LOANS.

         Subject to the terms and conditions set forth in this Agreement, National has, and shall continue to lend to the Borrower and the Borrower shall continue to borrow from National, during the period (the "Credit Period") from June 9, 1995 to and including the Business Day immediately preceding the Commitment Termination Date, an aggregate principal amount outstanding up to but not exceeding the Commitment as then in effect (individually, a "Loan" and collectively, the "Loans"). Subject to the terms and conditions of this Agreement, the Loans may be repaid at any time and from time to time, in whole or in part, without premium or penalty, and any amounts so repaid may, subject to the terms and conditions hereof, including the borrowing limitation imposed by the Commitment and by this Section 2.1, be reborrowed during the Credit Period.

Section 2.2.      NOTICES RELATING TO LOANS.

                  (a) The Borrower shall give National irrevocable written notice of each borrowing of a Loan (a "Borrowing Notice") not later than 12:00 noon, Illinois time, on the date which is three (3) Business Days prior to the date of the related borrowing. Each Borrowing Notice shall be in the form of Schedule A annexed hereto and shall specify, inter alia, the amount (subject to Section 2.1 hereof) of Loans to be borrowed, the date of borrowing, which shall be a Business Day, and the purpose of the Loan; provided, however, that each Borrowing Notice shall be in an amount which is not in excess of the unused portion of the Commitment. Should any amount required to be paid as interest or fees hereunder, or as fees or other charges under this Agreement or any other Obligation, become due, the same shall be deemed a request for a Loan as of the date of such payment is due, in the amount required to pay in full such interest fee, charge or obligation under this Agreement or any other agreement with National.

                  (b) Each Borrowing Notice shall be in a minimum amount of $10,000.

Section 2.3.      DISBURSEMENT OF LOAN PROCEEDS.

         After receipt by National of a Borrowing Notice as set forth in Section
2.2 hereof, and subject to the fulfillment (to the satisfaction of National) by the Borrower of the conditions set forth in Article 4 hereof, National shall make available the amount of the Loan to be made by it on such date by depositing the proceeds thereof, in immediately available funds, in an account of the Borrower designated by the Borrower.

Section 2.4.      NOTE.

                  (a) The Loans shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A annexed hereto (the "Note"), dated the date hereof, payable to the order of National, in a principal amount equal to the Commitment as originally in effect and otherwise duly completed.

                  (b) All Loans made by National hereunder and all payments and prepayments made on account of the principal thereof, shall be recorded by National on the schedule attached to the Note (provided that any failure by National to make any such notation shall not affect the obligations of the Borrower hereunder or under the Note in respect of the Loans).

Section 2.5.      PAYMENT OF LOANS.

                  (a) Subject to earlier prepayment as herein provided, the Borrower shall pay to National the aggregate principal amount of the Loans outstanding on the Commitment Termination Date, in twenty-three (23) consecutive equal monthly installments commencing on the Commitment Termination Date and on the last day of each month thereafter to and including March 31, 2003, when all principal with respect to the Loans shall be due and payable.

                  (b) If (i) there are then no uncured Events of Default under the provisions of this Agreement, and (ii) National has received and approved the Borrower's Projections for the next twelve month period, Borrower may extend the Commitment Termination Date for a period of one year by giving National written notice of its intention to extend not less than 10 days prior to the scheduled Commitment Termination Date. Similarly, Borrower may extend the Commitment Termination Date a second time for a period of one year if there are then no uncured events of Default under the provisions of this Agreement, by giving National written notice of its intention to extend not less than 10 days prior to the scheduled Commitment Termination Date. No extension of Commitment Termination Date shall affect the final maturity of the Loans on March 31, 2003.

                  (c) National shall not fail to extend the Commitment Termination Date as set forth in Section 2.5 (b) if there are any Events of Default for which the Borrower is entitled to effect a cure, if as to such Event of Default:

                           (i)  Notice of Event of Default has been given; and

                           (ii) The time permitted to cure the Event of Default
has not expired.

Section 2.6.      INTEREST.

                  (a) The Borrower shall pay to National interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full at a rate per annum equal to eight (8%) percent or the Prime Rate, whichever is greater. Except as provided in the next sentence, interest shall be payable (i) quarterly in arrears on the last day of each calendar quarter with respect to the principal amount of the Loans outstanding during the calendar quarter then ended until payment in full of the Note; (ii) the nature of the action required to effect the cure precludes the cure from occurring within the permitted time, but the Borrower has begun to take action to effect the cure and demonstrates to the reasonable satisfaction of National that the cure will be completed in due course; (provided however, with respect to any calendar quarter ending prior to the Commitment Termination Date, so long as no Default or Event of Default shall be in existence, the interest shall be paid by means of a Loan hereunder as of the due date of such interest, which Loan shall accrue interest and be payable pursuant to the terms of this Agreement) and (iii) upon the payment or prepayment thereof (but only on the principal so paid or prepaid). All accrued but unpaid interest, fees and all other amounts payable under the Original Loan Agreement shall be paid on the date of this Agreement by means of the making of a Loan under this Agreement. Interest which is payable at the Post-Default Rate (hereinafter defined) shall be payable from time to time on demand of National.

                  (b) The foregoing notwithstanding, the Borrower shall pay interest on the Loans or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at a rate per annum equal to the greater of eighteen (18%) percent per annum or the Prime Rate plus six percent (the "Post-Default Rate"); provided, however, in no event shall interest be charged or payable hereunder in excess of the maximum rate permitted to be charged and payable under applicable laws.

                  (c) References in this Section 2.6 to each Loan shall be deemed to refer, as applicable, to portions of such Loan.

Section 2.7.      PAYMENTS; FEES.

         All payments of principal, interest and other amounts payable by the Borrower hereunder will be made in Dollars, in immediately available funds, to National at the Principal Office, on the date on which such payment shall become due prior to 12:00 noon, New York time. National shall use its best efforts to give the Borrower prior notice of the amounts of the payments which will become due hereunder; provided, however, that neither the failure of National to give any such notice, nor any error in any such notice, shall affect the obligations of the Borrower, or the rights and remedies of National, hereunder or under the Note. If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment. All payments hereunder and under the Note shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement and the Note (after withholding for or on account of (i) any present or future taxes, levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except those referred to in clause (ii) below) on or measured by the net income of National to which any such payment is due pursuant to applicable federal, state and local income tax laws, and (ii) deduction of amounts equal to the taxes on or measured by the net income of National payable by National with respect to the amount by which the payments required to be made under this sentence exceed the amounts otherwise specified to be paid in this Agreement and the Note). Upon payment in full of any Note, National shall mark such Note "Paid" and return it to the Borrower. Any funds expended by National due to Borrower's failure to perform or comply with its obligations under this Agreement or any other Loan Document may be charged to Borrower as a Loan and added to the Obligations.

Section 2.8.      PREPAYMENTS; REDUCTION OF COMMITMENT.

                  (a) The Borrower shall have the right to prepay the Loans from time to time in whole or in part, provided that: (i) the Borrower shall give National notice of each prepayment as provided in Section 2.9 hereof; and (ii) partial prepayments (other than prepayments which exhaust the full remaining amount of the Loan) shall be in an aggregate principal amount equal to $10,000 or an integral multiple thereof.

                  (b) All prepayments of the Loans shall be made together with payment of all interest accrued on the amount prepaid through the date of prepayment, without premium or penalty.

Section 2.9.      PURPOSELY DELETED.

Section 2.10.     COMPUTATIONS.

         Interest on all Loans shall be computed, for actual days elapsed, as if each full calendar year consisted of 365 days.

Section 2.11.     USE OF PROCEEDS;

         The proceeds of the Loans hereunder shall be used by the Borrower as follows: For working capital purposes of the Borrower in connection with the construction, development, marketing, acquisition and operation of the Borrower's Systems all in accordance with the Borrower's Projections.

Section 2.12.     GUARANTY.

         In connection with the execution and delivery of this Agreement, Joseph
D. Truscelli ("Truscelli" or "Guarantor") shall, by the execution and delivery to National of a Guaranty in form and substance satisfactory to National (the "Guaranty"), guaranty, on a limited basis as set forth in the Guaranty, the due payment and performance of the Obligations.

Section 2.13.     SECURITY.

         In order to secure the due payment and performance by the Borrower of all of the Obligations, in connection with the execution and delivery of this
Agreement:

         (a) The Borrower has, in connection with the Original Loan Agreement, and shall continue to, in connection with the Agreement:

                  (i) Grant to National a first Lien on and security interest in all of the Borrower's personal properties and assets, whether now owned or hereafter acquired, and wheresoever located tangible and intangible, by the execution and delivery to National of the Borrower Security Agreement in form and substance satisfactory to National;

                  (ii) Grant to National a first Lien on such interests in real property, and all improvements located thereon, now or hereafter owned by the Borrower, whether fee or leasehold interests, as National shall require, by the execution and delivery to National of mortgages or deeds of trust in form and substance satisfactory to National (collectively, the "Borrower Deeds of Trust");

                  (iii) Execute and deliver or cause to be executed and delivered such other agreements, instruments and documents as National may reasonably require in order to effect the purposes of the Borrower Security Agreement, the Borrower Deeds of Trust, this subsection 2.13(a) and this Agreement;

         (b)      Guarantor shall:

                  (i) Grant to National a Lien on and security interest in, and pledge with National, 2,000 shares of the Series B Preferred Stock of Borrower and 1,345 shares of the Common Stock of the Borrower owned by Guarantor, by the execution and delivery to National of a Stock Pledge Agreement in form and substance satisfactory to National (the "Stock Pledge Agreement").

                  (ii) Execute and deliver, or cause to be executed and delivered, the stock certificates with respect to the Stock Pledge Agreement and such other agreements, instruments and documents, as National may reasonably require, in order to effect the purposes of the Stock Pledge Agreement, and this Agreement.

         (c) Borrower shall (i) maintain a key-person life insurance policy in the amount of $1,000,000 or more on the life of Joseph D. Truscelli for the benefit of Borrower, and (ii) promptly apply the first $1,000,000 of any proceeds received under such policy to satisfy the Indebtedness.

The Borrower Security Agreement, the Borrower Deeds of Trust, the Stock Pledge Agreement, and the aforesaid agreements, instruments and documents are sometimes hereinafter referred to collectively as the "Security Documents."

Section 2.14.     SUBORDINATION.

         In connection with the execution and delivery of this Agreement, the Borrower and Truscelli shall execute and deliver to National a subordination agreement in form and substance satisfactory to National (the "Subordination Agreement") pursuant to which any and all indebtedness, liabilities and obligations of the Borrower to Joseph D. Truscelli shall, to the extent set forth in the Subordination Agreement, be subject to the prior payment in full of the Obligations.

                   ARTICLE 3. REPRESENTATIONS AND WARRANTIES.

         The Borrower hereby represents and warrants to National that:

Section 3.1.      ORGANIZATION.

                  (a) The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged. Exhibit B annexed hereto accurately and completely lists: (i) the state of incorporation of the Borrower and the states in which each of the Borrower is qualified to do business, and (ii) the classes and number of authorized and outstanding shares of capital stock of the Borrower, and the owners of such outstanding shares of capital stock. All of the foregoing shares which are issued and outstanding have been duly and validly issued and are fully paid and non-assessable, and are owned by the Persons referred to on Exhibit B, free and clear of any Lien except as otherwise provided for herein. Except as set forth on Exhibit B, there are not outstanding any warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any shares of capital stock of the Borrower nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Borrower. Except as set forth on Exhibit B, the Borrower has no Subsidiary.

                  (b) The Borrower is in good standing in the State of Colorado and in each state in which it is qualified to do business. There are no jurisdictions other than as set forth on Exhibit B hereto in which the character of the properties owned or proposed to be owned by the Borrower or in which the transaction of the business of the Borrower as now conducted or as proposed to be conducted requires or will require the Borrower to qualify to do business and as to which failure so to qualify could have a material adverse effect on the business, operations, financial condition or properties of the Borrower.

Section 3.2.      POWER, AUTHORITY, CONSENTS.

                  (i) The Borrower and each other Loan Party has the power, authority and legal right to execute, deliver and perform the Loan Documents to be executed by it, (ii) the Borrower has the power, authority and legal right to borrow hereunder and has taken all necessary action to authorize the borrowing hereunder on the terms and conditions of this Agreement, and (iii) the Borrower and each other Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to be executed by it. No consent or approval of any Person (including, without limitation, any shareholder of the Borrower), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right and no consent, license, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by the Borrower or any other Loan Party, or the validity, enforcement or priority, of the Loan Documents or any Lien created and granted thereunder, except as set forth on Exhibit C annexed hereto, each of which either has been duly and validly obtained on or prior to the date hereof and is now in full force and effect, or is designated on Exhibit C as waived by National.

Section 3.3.      NO VIOLATION OF LAW OR AGREEMENTS.

         The execution and delivery by the Borrower and each other Loan Party of each Loan Document to which it is a party and performance by it hereunder and thereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, including, without limitation, any ordinance, rule, regulation or order of the FCC, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which the Borrower or any other Loan Party is a party, or by which any of them is bound or any of their respective properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Borrower or any other Loan Party, except for the Liens created and granted pursuant to the Security Documents.

Section 3.4.      DUE EXECUTION, VALIDITY, ENFORCEABILITY.

         This Agreement and each other Loan Document to which any Loan Party is a party has been duly executed and delivered by the Loan Party which is a party thereto and constitutes the valid and legally binding obligation of the Borrower or such Loan Party, enforceable in accordance with its terms, except (a) as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and (b) that the remedy of specific performance and other equitable remedies are subject to judicial discretion; but such laws shall not materially interfere with the practical realization of the benefits of the Security Documents to which the Borrower or such Loan Party is a party or the security interests or Liens created thereby, except for (i) possible delay, (ii) situations which may arise under Chapter 11 of the Bankruptcy Code, and (iii) orders of the Bankruptcy Court.

Section 3.5.      PROPERTIES, PRIORITY OF LIENS.

         All of the properties and assets owned by the Borrower and each other Loan Party which is executing a Security Document are owned by each of them, respectively, free and clear of any Lien of any nature whatsoever, except as provided for in the Security Documents and as permitted by Section 7.2 hereof. The Liens which, simultaneously with the execution and delivery of this Agreement, have been created and granted by the Security Documents constitute valid, first, perfected Liens on the properties and assets covered thereby, subject to no prior or equal Lien except as permitted by Section 7.2 hereof, and, except those, if any, referred to on Exhibit D annexed hereto as being prior or equal to such Liens so created and granted by the Security Documents.

Section 3.6.      JUDGMENTS, ACTIONS, PROCEEDINGS.

         Except as set forth on Exhibit E annexed hereto, there are no outstanding judgments, actions or proceedings including, without limitation, any Environmental Proceeding, pending before any court or governmental authority, bureau or agency, with respect to or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower, or any other Loan Party, nor are there any such actions or proceedings in which the Borrower or any other Loan Party is a plaintiff or complainant.

Section 3.7.      NO DEFAULTS; COMPLIANCE WITH LAWS.

         Neither the Borrower nor any other Loan Party is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a material adverse effect on the business, operations, financial condition or properties of the Borrower or any other Loan Party, or on the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party. The Borrower has complied and is in compliance in all material respects with all applicable laws, ordinances and regulations noncompliance with which could have a material adverse effect on the business, operations, financial condition or properties of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party.

Section 3.8.      BURDENSOME DOCUMENTS.
         Except as set forth on Exhibit F annexed hereto, the Borrower is not a party to or bound by, nor are any of the properties or assets owned by the Borrower used in the conduct its business affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Matter, which materially and adversely affects its business, assets or condition, financial or otherwise.

Section 3.9.      FINANCIAL STATEMENTS; PRO FORMA BALANCE SHEET; PROJECTIONS.

                  (a) Each of the Financial Statements is correct and complete and presents fairly the consolidated financial position of the Borrower and the results of the Borrower's operations and changes in financial position, as at the dates and for the periods referred to therein, and has been prepared in accordance with generally accepted accounting principles. The Borrower has no material obligation, liability or commitment, direct or contingent, which is not reflected in the Financial Statements. There has been no material adverse change in the financial position or operations the Borrower since the date of the latest balance sheet of the Borrower.

                  (b) The Pro Forma Balance Sheet presents fairly the financial position of the Borrower as at its date on a pro forma basis, as if the initial Loan had been consummated, and has been prepared in accordance with generally accepted accounting principles. The Borrower's fiscal year is the twelve-month period ending on December 31 in each year.

                  (c) The Projections have been prepared on the basis of the assumptions accompanying them and reflect as of the date thereof the Borrower's good faith projections, after reasonable analysis, of the matters set forth therein, based on such assumptions. After consultation with, and subject to the approval of National, the Projections may be revised by the Borrower to reflect changes in circumstances in the Borrower's industry or markets.

Section 3.10.     TAX RETURNS.

         The Borrower's federal tax identification number is 84-1162764. The Borrower has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. Except to the extent that reserves therefor are reflected in the Pro Forma Balance Sheet, (a) there are no material federal, state or local tax liabilities of the Borrower due or to become due for any tax year ended on or prior to the date of the Pro Forma Balance Sheet, whether incurred in respect of or measured by the income of such entity, which are not properly reflected in the Pro Forma Balance Sheet, and (b) there are no material claims pending or, to the knowledge of the Borrower, proposed or threatened against the Borrower for past federal, state or local taxes.

Section 3.11.     INTANGIBLE ASSETS.

         All patents, trademarks, trademark rights, trade names, trade name rights and copyrights owned or utilized by Borrower are set forth on Exhibit H. The Borrower possesses or is licensed to use all necessary patents, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its business as now conducted and as proposed to be conducted, without any conflict with the patents, trademarks rights, trade names, trade name rights and copyrights of others.

Section 3.12.     REGULATION U.

         No part of the proceeds received by the Borrower from the Loans will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness which was incurred for the purposes of purchasing or carrying, any margin stock as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, or any successor statute.

Section 3.13.     NAME CHANGES; MERGERS; ACQUISITIONS; LOCATION OF COLLATERAL.

                  (a) Except as set forth on Exhibit G annexed hereto, the Borrower has not within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person.

                  (b) No Collateral constituting personal property having an aggregate fair market value in excess of $50,000 covered by the Security Documents has, at any time during the four-month period immediately preceding the date hereof, been located anywhere other than at its location on the date hereof.

Section 3.14.     FULL DISCLOSURE.

         None of the Financial Statements, Pro Forma Balance Sheet or the Projections, nor any certificate, opinion, or any other statement made or furnished in writing to National by or on behalf of the Borrower in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not materially misleading, as of the date such statement was made. There is no material fact known to the Borrower which has, or would in the now foreseeable future have, a material adverse effect on the business, prospects or condition, financial or otherwise, of the Borrower, or any of its properties or assets, which fact has not been set forth herein, in the Pro Forma Balance Sheet, the Projections, or any certificate, opinion, or other written statement so made or furnished to National.

Section 3.15.     MATERIAL AGREEMENTS, SYSTEMS.

                  (a) Exhibit H annexed hereto accurately and completely lists all material agreements, EDI Hub Agreements and Scanning Agreements to which the Borrower is a party or which pertain to the Systems ("Material Agreements"), and all of such Material Agreements are in full force and effect and constitute the binding and enforceable obligations of the parties thereto in accordance with their respective terms.

                  (b) The operation of the Systems prior to the date of this Agreement have conformed and do conform in all material respects, with all federal, state and local laws, ordinances, or regulations applicable thereto. No default or any event which, with the lapse of time or the giving of notice, or both would constitute a default, under any Material Agreement now exists, the consequences of which could, singly or in the aggregate, materially and adversely affect the operation by the Borrower of the Systems.

Section 3.16.     CONDITION OF ASSETS.

         All of the assets and properties of the Borrower that are reasonably necessary for the operation of its business, are able to serve the function for which they are currently being used, ordinary wear and tear excepted.

Section 3.17.     EMPLOYEE GRIEVANCES.

         There are no actions or proceedings pending or, to the best knowledge of the Borrower, threatened against the Borrower, by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material.

Section 3.18.     ERISA.

                  (a) The Borrower does not have and has never had any Plan in connection with which there could arise a direct or contingent liability of the Borrower to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor or the IRS. The Borrower is not a participating employer (1) in any Plan under which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA, or (2) in a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  (b) All references to the Borrower in this Section 3.18 or in any other Section of this Agreement relating to ERISA, shall be deemed to refer to the Borrower and all other entities which are, together with the Borrower, part of a Controlled Group.

Section 3.19      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All representations and warranties of Borrower contained in this Agreement and any other Loan Document shall be true at the time of Borrower's execution of this Agreement and any other Loan Document and shall survive the execution of delivery and acceptance period by the parties thereto and the closing of the transaction described herein and related thereto.

                       ARTICLE 4. CONDITIONS TO THE LOANS.

Section 4.1.      CONDITIONS PRECEDENT TO INITIAL LOAN.

         The obligation of National to make the initial Loan to be made by it hereunder on or after the date hereof shall be subject to the fulfillment to the satisfaction of National of the following conditions precedent:

                  (a) The Borrower shall have executed and delivered to National the Note.

                  (b) The Borrower shall have (i) executed and delivered to National the Borrower Security Agreement, (ii) duly filed appropriate Uniform Commercial Code Financing Statements in order to enable National to perfect and preserve its security interest in the Collateral covered by the Borrower Security Agreement, (iii) delivered to National acknowledgement copies thereof evidencing such filings, (iv) delivered to National the evidence of insurance on such assets and properties and on the Borrower's liability insurance policies, naming National as loss payee or additional insured as required by the Borrower Security Agreement, (v) executed and delivered to National the Borrower Deeds of Trust (if any) in proper form for recording, and delivered to National such beneficiary or mortgagee title insurance policies, issued by such title insurance companies, in such amounts and with only such exceptions, all as shall be required by and satisfactory to National, and (vi) otherwise duly complied with all of the terms and conditions of the Security Documents to be executed by it.

                  (c) The Borrower and Joseph D. Truscelli shall have executed and delivered to National a certification that the total amount owed by the Borrower to Truscelli is not more than $200,000.

                  (d) The Guarantor shall have executed and delivered to National his Guaranty.

                  (e) Joseph D. Truscelli shall have executed and delivered to National the Stock Pledge Agreement and shall have delivered to National certificates evidencing the capital stock pledged by him pursuant thereto together with stock powers endorsed in blank and irrevocable proxies relating thereto, and shall otherwise have duly complied with all of the terms and conditions thereof.

                  (f) National shall have received copies of the following:

                           (i)  The Financial Statements, the Pro Forma Balance
Sheet and the Projections;

                           (ii) All of the consents, approvals and waivers
referred to on Exhibit C annexed hereto, except only those which, as stated on Exhibit C, shall not be delivered;

                           (iii) The certificate of incorporation of the
Borrower, certified by the Secretary
of State of Delaware;

                           (iv)  The by-laws of the Borrower certified by its
Secretary or any Assistant Secretary;

                           (v)  Copies of all corporate action taken by the
Borrower to authorize the execution, delivery and performance of each of the Loan Documents to which each of them is a party pursuant hereto or in connection herewith, certified by its secretary or any assistant secretary;

                           (vi) Good standing certificates or telegrams as of
dates not more than twenty (20) days prior to the date hereof, with respect to the Borrower, from the Secretary of State of Delaware and each state in which the Borrower is qualified to do business; and

                           (vii) An incumbency certificate with respect to the
Borrower certified by its secretary or any assistant secretary.

                  (g) The employment contract with Truscelli (the "Truscelli Employment Agreement") shall be in full force and effect.

                  (h) Such of the employees of Borrower as may be required by Lender shall have executed a Covenant Not to Compete with the business of Borrower in form and substance acceptable to Lender. Also, Borrower shall have executed a Covenant Not to Compete with the business of National in form and substance acceptable to National.

                  (i) National shall have approved the form and content of any incentive, bonus or stock option plans between Borrower and its employees, which options shall not result in the issuance, in the aggregate, of more than 6.5% of the shares of the Corporation, computed after said options are fully exercised.

                  (j) (i) The Borrower shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

                           (ii)  There shall exist no Event of Default or
Default hereunder; and

                           (iii) The representations and warranties contained in
Article 3 hereof shall be true and correct on the date hereof;

and National shall have received a Compliance Certificate dated the date hereof certifying, INTER ALIA, that the conditions set forth in this subsection 4.1(j) are satisfied on such date.

                  (k) All legal matters incident hereto shall be satisfactory to counsel to National.

Section 4.2.      CONDITIONS TO SUBSEQUENT LOANS.

         The obligation of National to make each Loan subsequent to the initial Loan shall, in addition to the conditions precedent set forth in Section 4.1 above, be subject to the fulfillment (to the satisfaction of National) of the following conditions precedent:

                  (a) National shall have received a Borrowing Notice, as provided for in Section 2.2 hereof, together with copies of the documents specified in the Borrowing Notice relating to such Loan, each of which shall be in form and substance satisfactory to National and certified as true and correct by Borrower's President.

                  (b) National shall have received a Compliance Certificate dated the date of such Loan and effective as of such date, and the matters certified therein, including, without limitation, the absence of any Event of Default or Default, shall be true as of such date.

                  (c) All legal matters incident to such Loan shall be satisfactory to counsel to National.

                    ARTICLE 5. DELIVERY OF FINANCIAL REPORTS,
                        DOCUMENTS AND OTHER INFORMATION.

         While the Commitment is outstanding, and, in the event any Loan remains outstanding, so long as the Borrower is indebted to National, and until payment in full of the Note and full and complete performance of all of its other Obligations arising hereunder, the Borrower shall deliver to National:

Section 5.1.      Annual Financial Statements of Borrower,

         Annually, as soon as available, but in any event within ninety (90) days after the last day of each of its fiscal years, a balance sheet of the Borrower as at such last day of the fiscal year, and statements of income and retained earnings and changes in financial position, for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, and certified without qualification by a nationally recognized firm of independent certified public accountants, as fairly presenting the financial position and the results of operations of the Borrower as at and for the year ending on its date and as having been prepared in accordance with generally accepted accounting principles.

Section 5.2.      QUARTERLY FINANCIAL STATEMENTS.

         As soon as available, but in any event within forty-five (45) days after the end of the Borrower's first three fiscal quarterly periods in each fiscal year, a balance sheet of the Borrower as of the last day of such quarter, and statements of income and retained earnings and changes in financial position, for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, all in reasonable detail, and setting forth in each case in comparative form the corresponding figures for the corresponding period(s) of the Borrower's preceding fiscal year, each such statement to be certified in a certificate of the president or the chief financial or accounting officer of the Borrower as fairly presenting the financial position and the results of operations of the Borrower as at its date and for such quarter and as having been prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end audit adjustments) .

Section 5.3.      COMPLIANCE INFORMATION.

         Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Note and the Security Documents, as National may reasonably request from time to time but not more frequently than quarterly.

Section 5.4.      NO DEFAULT CERTIFICATE.

         At the same time as it delivers the financial statements required under the provisions of Sections 5.1 and 5.2, a certificate signed by the president of the Borrower to the effect that no Event of Default hereunder and that no default under any other material agreement to which the Borrower is a party or by which it is bound, or by which any of its properties or assets, may be materially affected, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default, has occurred, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Article 6 hereof.

Section 5.5.      INTERNAL ACCOUNTING REPORTS.

         Copies of internally generated income and expense reports no less frequently than monthly.

Section 5.6.      OTHER ACCOUNTANTS' REPORTS.

         Promptly upon receipt thereof, copies of all financial reports submitted to the Borrower by its independent accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants.

Section 5.7.      COPIES OF DOCUMENTS.

         Promptly upon their becoming available, copies of any non-routine correspondence or official notices received by the Borrower from any federal, state or local governmental authority which regulates the operations of the Borrower.

Section 5.8.      NOTICES OF DEFAULTS.

         Promptly, notice of the occurrence of any Default or Event of Default hereunder, or event which would constitute or cause a material adverse change in the condition, financial or otherwise, or the operations of the Borrower.

Section 5.9.      ERISA NOTICES.

                  (a) Concurrently with such filing, a copy of each annual report which is filed with respect to each Plan with the Secretary of Labor or the PBGC; and

                  (b) Promptly, upon their becoming available, copies of: (i) all non-routine correspondence with the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Plan; (ii) copies of all actuarial valuations received by the Borrower with respect to any Plan; and (iii) copies of any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from PBGC to the Borrower with respect to the intent of the PBGC to institute involuntary termination proceedings.

                        ARTICLE 6. AFFIRMATIVE COVENANTS.

         While the Commitment is outstanding, and, in the event any Loan remains outstanding, so long as the Borrower is indebted to National, and until payment in full of the Note and full and complete performance of all of its other Obligations arising hereunder, the Borrower shall:

Section 6.1.      BOOKS AND RECORDS.

         Keep proper books of record and account in a manner reasonably satisfactory to National in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and activities.

Section 6.2.      INSPECTIONS AND AUDITS.

         Permit National to make or cause to be made after the occurrence of and during the continuance of an Event of Default, at the Borrower's expense, inspections and audits of any books, records and papers of the Borrower and to make extracts therefrom and copies thereof, or to make inspections and examinations of any properties and facilities of the Borrower, all at such reasonable times and as often as National may reasonably require, in order to assure that the Borrower is and will be in compliance with its obligations under the Loan Documents or to evaluate National's investment in the Note.

Section 6.3.      COMPLIANCE WITH LAW; MAINTENANCE OF ASSETS.

         Comply, in connection with any and all aspects of the Borrower's ownership and operation of each System with all applicable laws, ordinances, regulations and orders, in each case if non-compliance therewith could have a material adverse effect on the business, operations or financial condition of the Borrower or its ability to perform its obligations under the Loan Documents, and maintain in good repair, working order and condition, subject to normal wear and tear, all material properties and assets from time to time owned by it and make all reasonable repairs, replacements, additions and improvements thereto.

Section 6.4.      CONTINUANCE OF BUSINESS.

         Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its corporate existence and all permits, licenses, rights and privileges necessary for the proper conduct of its business, and continue to engage in the same line of business.

Section 6.5.      COPIES OF CORPORATE DOCUMENTS.

         Subject to the prohibitions set forth in Section 7.11 hereof, promptly deliver to National copies of any amendments or modifications to its articles of incorporation and by-laws, certified with respect to the articles of incorporation by the Secretary of State of Delaware, and, with respect to the by-laws, by its Secretary or any Assistant Secretary.

Section 6.6.      PERFORM OBLIGATIONS.

         Pay and discharge, all of its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties, when due, unless and to the extent only that such obligations, liabilities, taxes, assessment and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established by the Borrower, and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

Section 6.7.      NOTICE OF LITIGATION.

         Promptly notify National in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of Fifty Thousand ($50,000) Dollars, affecting the Borrower whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers, compensation claims or negligence claims relating to the use of motor vehicles, if fully covered by insurance, subject to deductibles).

Section 6.8.      INSURANCE.

                  (a) (i) Maintain with responsible insurance companies such insurance on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses; (ii) file with National upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby; and (iii) within 10 days after notice in writing from National, obtain such additional insurance as National may reasonably request;

                  (b) Carry all insurance available through the PBGC or any private insurance companies covering any obligations to the PBGC; and

Section 6.9.      FINANCIAL COVENANTS.

                  Beginning June 30, 1999 and at the end of each calendar month thereafter during the term of this Agreement, Borrower shall have achieved at least 80% of the revenue projections set forth in the Projections for each quarter and shall not have exceeded the expense projections set forth in the Projections for such quarter.

Section 6.10.     REPORTABLE EVENTS.

                  (a) Promptly notify National in writing of the occurrence of any Reportable Event, as defined in ERISA, if a notice of such Reportable Event is required under ERISA to be delivered to the PBGC, together with a description of such Reportable Event and a statement of the action the Borrower intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC.

                  (b) Promptly notify National in writing if the Borrower or any other Loan Party receives: (i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against the Borrower or such other Loan Party alleging violations of any Environmental Law and Regulation, or (ii) any notice from any governmental body or any other Person alleging that the Borrower or such other Loan Party is or may be subject to any Environmental Liability; and promptly upon receipt thereof, provide National with a copy of such notice together with a statement of the action the Borrower or such other Loan Party intends to take with respect thereto.

Section 6.11.     COMPLY WITH ERISA.

         Comply with all applicable provisions of ERISA now or hereafter in effect.

Section 6.12.     ENVIRONMENTAL COMPLIANCE.

         Operate all property owned or leased by it such that no obligation, including a clean-up obligation, shall arise under any Environmental Law and Regulation, which obligation would constitute a Lien or charge (prior to that in favor of National) on any property of the Borrower or any other Loan Party; provided, however, that in the event that any such claim is made or any such obligation arises, the Borrower or such other Loan Party shall, at its own cost and expense, immediately satisfy such claim or obligation.

                         ARTICLE 7. NEGATIVE COVENANTS.

         While the Commitments are outstanding, and, in the event any Loan remains outstanding, so long as the Borrower is indebted to National, and until payment in full of the Note and full and complete performance of all of its other Obligations arising hereunder, the Borrower shall not do, agree to do, or permit to be done, any of the following:

Section 7.1.      INDEBTEDNESS.

         Create, incur, permit to exist or have outstanding any Indebtedness, except:

                  (a) Indebtedness of the Borrower to National under this Agreement and the Note;

                  (b) Taxes, assessments and governmental charges, non-interest bearing accounts payable and accrued liabilities, in any case not more than 90 days past due from the original due date thereof, and non-interest bearing deferred liabilities other than for borrowed money (e.g., deferred compensation and deferred taxes), in each case incurred and continuing in the ordinary course of business;

                  (c) Indebtedness secured by the security interests referred to in subsection 7.2(c) hereof and Capitalized Lease Obligations; and

                  (d) As set forth on Exhibit I annexed hereto.

Section 7.2.      LIENS.

         Create, or assume or permit to exist, any Lien on any of the properties or assets of the Borrower, whether now owned or hereafter acquired, except:

                  (a) Those created and granted by the Security Documents;

                  (b) Permitted Liens;

                  (c) Purchase money mortgages or security interests, conditional sale arrangements and other similar security interests, on motor vehicles, supplies and equipment acquired by the Borrower (hereinafter referred to individually as a "Purchase Money Security Interest") with the proceeds of Indebtedness referred to in subsection 7.1(c) hereof; provided, however, that:

                           (i) the aggregate amount of Purchase Money Security
Interests shall not exceed $500,000;

                           (ii) the transaction in which any Purchase Money
Security Interest is proposed to be created is not then prohibited by this Agreement;

                           (iii) any Purchase Money Security Interest shall
attach only to the property or asset acquired in such transaction and shall not extend to or cover any other assets or properties of the Borrower; and

                           (iv) the Indebtedness secured or covered by any
Purchase Money Security Interest shall not exceed the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed, extended or prepaid from the proceeds of any borrowing by the Borrower;

                  (d) The interests of the lessor under any Capitalized Lease permitted hereunder; and

                  (e) As set forth on Exhibit D annexed hereto.

Section 7.3.      GUARANTIES.

         Assume, endorse, be or become liable for, or guarantee, the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business. For the purposes hereof, the term "guarantee" shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services in any such case primarily for the purpose of enabling another person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the Indebtedness of another Person or to supply funds to or in any manner invest in another Person in connection with such Person's Indebtedness.

Section 7.4.      MERGERS, ACQUISITIONS.

         Merge or consolidate with any Person (whether or not the Borrower is the surviving entity), or acquire all or substantially all of the assets or any of the capital stock of any Person or acquire any assets of any Person. Notwithstanding the foregoing, National acknowledges Borrower may wish to acquire substantially all of the assets of one or more businesses. Upon delivery and review of documentation detailing such acquisition, in form and substance satisfactory to National, National will not unreasonably refuse to consent to such acquisitions or such a merger.

Section 7.5.      STOCK ISSUANCE.

         Issue any additional shares or any right or option to acquire any shares, or any security convertible into any shares, of the capital stock of the Borrower, except (i) in connection with the stock dividends as permitted under subsection 7.15(b) hereof, and (ii) distributions of Stock to Employees as provided in Schedule 3 attached hereto.

Section 7.6.      CHANGES IN BUSINESS AND SALE OF ASSETS.

         Make any change in its business or in the nature of its operation which has a material adverse affect on the business, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, assets or business except in the ordinary course of business (or for the sale or other disposition of worn-out or obsolete property) and for a fair consideration or dispose of any shares of stock or any Indebtedness, whether now owned or hereafter acquired, or discount, sell, pledge, hypothecate or otherwise dispose of accounts receivable.

Section 7.7.      PREPAYMENTS.

         Make any voluntary or optional prepayment of any Indebtedness for borrowed money incurred or permitted to exist under the terms of this Agreement, other than Indebtedness evidenced by the Note.

Section 7.8.      INVESTMENTS.

         Make, or suffer to exist, any Investment in any Person, including, without limitation, any shareholder, director, officer or employee of the Borrower, except Investments in:

                  (a) obligations issued or guaranteed by the United States of America;

                  (b) certificates of deposit, time deposits, bankers acceptances and other "money market instruments" issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount not less than $100,000,000;

                  (c) open market commercial paper bearing the highest credit rating issued by Standard & Poor's Corp. or by another nationally recognized credit rating firm;

                  (d) repurchase agreements entered into with any bank or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount not less than $100,000,000 relating to United States of America government obligations; and

                  (e) shares of "money market funds", each having net assets of not less than $100,000,000 that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof;

in each case maturing or being due or payable in full not more than 180 days after the Borrower's acquisition thereof.

Section 7.9.      FISCAL YEAR AND ACCOUNTING CHANGES.

         Change its fiscal year or make any changes in accounting treatment and reporting practice except as required by generally accepted accounting principles.

Section 7.10.     ERISA OBLIGATIONS.

                  (a) Be or become obligated to the PBGC other than in respect of annual premium payments not in excess of $50,000.

                  (b) Be or become obligated to the IRS with respect to excise or other penalty taxes provided for in the Code, as in effect or hereafter amended or supplemented, in excess of $50,000.

Section 7.11.     AMENDMENT OF CORPORATE DOCUMENTS.

         Modify, amend, supplement or terminate, or agree to modify, amend, supplement or terminate its certificate of incorporation or by-laws.

Section 7.12.     PURPOSELY DELETED.

Section 7.13.     PURPOSELY DELETED.

Section 7.14.     TRANSACTIONS WITH AFFILIATES; MANAGEMENT AGREEMENTS.

                  (a) Except as expressly permitted by this Agreement, directly or indirectly: (i) make any Investment in an Affiliate; (ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; or (iii) except as permitted by Section 7.4, merge into or consolidate with or purchase or acquire assets from an Affiliate; or (iv) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, any management agreement or similar agreement, and guarantees and assumptions of obligations of an Affiliate).

                  (b) Pay, or become obligated to pay, any management or other similar fees to any Person (whether or not a shareholder, director, officer or employee of the Borrower) or any interest on any deferred obligation therefor, except that the Borrower shall be permitted to pay compensation to Truscelli as provided in the Truscelli Employment Agreement.

Section 7.15.     REDEMPTIONS; DISTRIBUTIONS.

                  (a) Purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payments with respect to, any shares of any class of stock of the Borrower now or hereafter outstanding or set apart any sum for any such purposes; or,

                  (b) Declare or pay any dividends or make any distribution of any kind on the Borrower's outstanding stock, or set aside any sum for any such purpose, except that the Borrower may declare or pay any dividend payable solely in shares of its common stock (which may only be made with the consent of National).

Section 7.16. SUBSIDIARIES. Except as permitted by Section 7.4, form any subsidiary.


                          ARTICLE 8. EVENTS OF DEFAULT.

Section 8.1.      EVENTS OF DEFAULT

         The occurrence of one or more of the following events shall constitute an "Event of Default":

                  8.1.1.   PAYMENT OF OBLIGATIONS

                           Borrower shall fail to pay any of the Obligations on
                  the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise); or

                  8.1.2.   COVENANTS.

                           Failure by Borrower to perform, keep or observe any
                  covenant contained in Section 6.9 or Article 7 hereof; or

                  8.1.3.   OTHER COVENANTS.

                           Failure by the Borrower or any other Loan Party to
                  perform or observe any other term, condition or covenant of this Agreement or of any of the other Loan Documents to which it is a party, which shall remain unremedied for a period of ten (10) days, or, if specified in such document, the applicable grace period, after the occurrence of such failure; or

                  8.1.4.   OTHER DEFAULTS.

                           (a) Failure by the Borrower to perform or observe any
                  term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which the Borrower is a party or by which it is bound, or by which any of its properties or assets may be affected (each, a "Debt Instrument"), so that, as a result of any such failure to perform (assuming the giving of appropriate notice thereof, if required), the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable, and the aggregate amount of all such Indebtedness, whether covered by one or more Debt Instruments, is not less than $50,000; or

                           (b) Any event or condition referred to in any Debt
                  Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable, and the aggregate amount of all such Indebtedness, whether covered by one or more Debt Instruments, is not less than $50,000.00; or

                           (c) Failure to pay any Indebtedness for borrowed
                  money due at final maturity or pursuant to demand under any Debt Instrument, and the aggregate amount of all such Indebtedness, whether covered by one or more Debt Instruments, is not less than $50,000; or

                  8.1.5.   REPRESENTATIONS AND WARRANTIES.

                           Any representation or warranty made in writing to
                  National in any of the Loan Documents or in connection with the making of the Loans, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material respect when made or delivered; or

                  8.1.6.   INSOLVENCY AND RELATED PROCEEDINGS

                           Any Loan Party shall cease to be Solvent or shall
                  suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Loan Party under the Bankruptcy Code (if against Borrower, the continuation of such proceeding for more than 45 days), or any Loan Party shall make any offer of settlement, extension or composition to its unsecured creditors generally.

                  8.1.7.  BUSINESS DISRUPTION; CONDEMNATION

                          There shall occur a cessation of a substantial part of
                  the business of the Borrower, taken as a whole, for a period which significantly affects the Borrower's capacity to continue its business, on a profitable basis; or the Borrower shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by the Borrower used or useful in the operation of Borrower's business; or the Borrower shall be enjoined, restrained or in any way for a period in excess of 45 days prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which the Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation and as a result the Borrower suffers a Material Adverse Effect.

                  8.1.8.   ERISA

                           A Reportable Event shall occur which National, in its
                  sole discretion, shall determine in good faith constitutes grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any Subsidiary of Borrower (or any Loan Party) is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's or its Subsidiary's or any Loan Party's complete or partial withdrawal from such Plan, and, in the case of any of the foregoing, as a result thereof there is a likelihood of a Material Adverse Effect.

                  8.1.9.   CHALLENGE TO AGREEMENT.

                           Any Loan Party or any Affiliate shall challenge or
                  contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to National.

                  8.1.10. CRIMINAL FORFEITURE.

                           Borrower shall be criminally indicted or convicted
                  under any law that could lead to a forfeiture of any material property of the Borrower and such indictment or conviction is not dismissed within ten (10) days thereof.

                  8.1.11. JUDGMENTS.
                           Any money judgment, writ of attachment or similar
                  process is filed against Borrower or any of its property, if the amount thereof not covered by insurance is in excess of $250,000 and such judgment, attachment or process remains unstayed, unpaid or undischarged for 30 consecutive days.

                  8.1.12. UNINSURED LOSSES.

                           Any material loss, theft, damage or destruction of
                  any of the collateral having a value in excess of $50,000 not fully covered (subject to such deductibles as National shall have permitted) by insurance.

                  8.1.13. DISSOLUTION.

                           There shall occur a termination or dissolution of
                  Borrower pursuant to its Certificate of Incorporation, or applicable law.

                  8.1.14.  MANAGEMENT.

                           Truscelli shall cease for any reason whatsoever,
                  other than death, to be, and continuously perform the duties of, the President of the Borrower. Upon such death or such disability, the name of Truscelli's successor shall be deemed to have been inserted in place of Truscelli in this Section.

Section 8.2.      ACCELERATION OF THE OBLIGATIONS.

         Without in any way limiting the right of National to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement, upon (i) the occurrence and during the continuance of an Event of Default, (ii) completion of a registered primary initial public offering by Borrower of its equity securities, or (iii) the occurrence of a Warrant Trigger Event (as such term is defined in the EDSS Warrant Agreement dated as of ________ , 1999; all or any portion of the Obligations shall, at the option of the National and without presentment, demand, protest or further notice by National, become at once due and payable and Borrower shall forthwith pay to National, the full amount of such Obligations, PROVIDED, that upon the occurrence of an Event of Default specified in subsection 8.1.6 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by National.

Section 8.3.      OTHER REMEDIES.

         Upon the occurrence and during the continuance of an Event of Default, National shall have and may exercise from time to time the following rights and remedies:

                  8.3.1 All of the rights and remedies of a secured party under the Uniform Commercial Code or under other applicable law, and all other legal and equitable rights to which National may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                  8.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to National at a place designated by National which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the property of Borrower, Borrower agrees not to charge National for storage thereof).

                  8.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as National, in its sole discretion, may deem advisable. Borrower agrees that 10 days written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as National may designate in said notice. National shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. National shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and National may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and attorneys' fees incurred by National in collecting the Obligations, in enforcing the rights of National under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to National therefor.

                  8.3.4 National is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to National's benefit.

Section 8.4.      REMEDIES CUMULATIVE; NO WAIVER.

         All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to National or contained in any other agreement between or among National and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of National to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance by Borrower, and all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to National shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by National, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of National and directed to Borrower.

                      ARTICLE 9. MISCELLANEOUS PROVISIONS.

Section 9.1.      FEES AND EXPENSES: INDEMNITY.

         The Borrower will promptly pay all costs of National in preparing the Loan Documents and all costs and expenses of the issue of the Note and of the Borrower's and the other Loan Parties, performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with (including, without limitation, all costs of filing or recording any assignments, mortgages, financing statements and other documents), and the reasonable fees and expenses and disbursements of counsel to National, in connection with the preparation, execution and delivery, administration, interpretation and enforcement of any of the Loan Documents, the consummation of the transactions contemplated by all such documents, the negotiation, preparation, and execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument which is proposed but not executed and delivered) and with any claim or action threatened, made or brought against National arising out of or relating to any extent to any of the Loan Documents or the transactions contemplated hereby or thereby. In addition, the Borrower will promptly pay all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by National in connection with its enforcement of the payment of the Note or any other sum due to it under this Agreement or any of the other Loan Documents or any of its other rights hereunder or thereunder. In addition to the foregoing, the Borrower shall indemnify National against, and hold it harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred by National arising out of, resulting from or in any manner, connected with, any of the Loan Documents or any transaction related hereto or thereto, including, without limitation, losses, liabilities, damages, claims, costs and expenses suffered by National arising out of or related to any Environmental Matter, Environmental Liability or Environmental Proceeding. The provisions of this Section 9.1 shall survive the payment of the Note and the termination of this Agreement.

Section 9.2.      TAXES.

         If, under any law in effect on the date of the closing of any Loans hereunder, or under any retroactive provision of the law subsequently enacted, it shall be determined that any federal, state or local tax is payable in respect of the issuance of the Note, or in connection with the filing or recording of any assignments, mortgages, financing statements, or other documents (whether measured by the amount of Indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrower will pay any such tax and all interest and penalties, if any, and will indemnify National against and save it harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against National, then National may notify the Borrower and make immediate payment thereof, together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive immediate reimbursement therefor from the Borrower. Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrower in this Section 9.2. shall survive payment of the Note and the termination of this Agreement.

Section 9.3.      PURPOSELY DELETED.

Section 9.4.      SURVIVAL OF AGREEMENTS AND REPRESENTATIONS; WAIVER OF TRIAL
                  BY JURY.

         All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Note. The Borrower waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of, any of the Loan Documents or any instrument or document delivered pursuant thereto, or the validity, protection, interpretation, collection or enforcement thereof.

Section 9.5.      MODIFICATIONS, CONSENTS AND WAIVERS; ENTIRE AGREEMENT.

         No modification, amendment or waiver of or with respect to any provision of any of the Loan Documents or any other agreements, instruments or documents delivered pursuant hereto or thereto, nor consent to any departure by the Borrower from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by National. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. This Agreement embodies the entire agreement and understanding between National and the Borrower relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 9.6.      REMEDIES CUMULATIVE.

         Each and every right granted to National hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of National or the holder of any Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of the Obligations shall be without regard to any counterclaim, right of offset or any other claim whatsoever which the Borrower may have against National and without regard to any other obligation of any nature whatsoever which National may have to the Borrower, and no such counterclaim or offset shall be asserted by the Borrower in any action, suit or proceeding instituted by National for payment or performance of the obligations.

Section 9.7.      FURTHER ASSURANCES.

         At any time and from time to time, upon the request of National, the Borrower shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as National may reasonably request in order to fully effect the purposes of any of the Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loans, including, without limitation, the execution and delivery to National of deeds of trust or mortgages in form and substance satisfactory to National covering all real property or interests therein acquired by the Borrower, and all leases of real property entered into by the Borrower as tenant or lessee, after the date of this Agreement, promptly after such acquisition or the entering into of any such lease.

Section 9.8.      NOTICES.

         Any notices or other communications required or permitted to be given hereunder (except for routine reports delivered in compliance with Article 5 hereof which may be sent by ordinary first-class mail) shall be in writing and shall be either personally delivered by the party delivering such notice (or by reputable same day messenger or courier service), sent by reputable overnight messenger or courier service for overnight delivery, sent by facsimile, with a confirming copy sent by first class mail, or sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

                  (a)      If to National:

                                    National Wireless Holdings Inc.
                                    249 Royal Palm Way, Suite 301
                                    Palm Beach, FL 33480
                                    Attn: Terrence S. Cassidy, CEO
                                    Tel. No.: (561) 659-6179
                                    Fax No.: (561) 659-9342

                  and to:           NWH, Inc.
                                    156 W. 56th St., Suite. 2001
                                    New York, New York 10019
                                    Attn: Terrence S. Cassidy, CEO
                                    Tel. No.: (212) 582-1212
                                    Fax No.: (212) 582-1022

                  with a copy to:

                                    Hahn & Hessen LLP
                                    350 Fifth Avenue
                                    New York, New York 10118
                                    Attn: James Kardon, Esq.
                                    Tel. No.: (212) 736-1000
                                    Fax No.: (212) 594-7167

                  (b)      If to the Borrower:

                                    Electronic Data Submission Systems, Inc.
                                    7899 Lexington, Suite 203
                                    Colorado Springs, Colorado 80920
                                    Attn: Joseph D. Truscelli
                                    Tel. No.: (719) 550-9788
                                    Fax No.: (719) 550-9810

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid. If personally delivered, such notices or other communications shall be deemed delivered upon delivery. If sent by reputable overnight messenger or courier service for overnight delivery, such notices or other communications shall be deemed delivered on the business day following the date of the delivery of such notices or other communications to the reputable overnight messenger or courier service. If sent by facsimile, with a confirming copy sent by first class mail, such notices or other communications shall be deemed delivered on the first business day following the date of the facsimile. If sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, such notices or other communications shall be deemed delivered upon delivery or refusal to accept delivery as indicated on the return receipt.

Any party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder, provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

Section 9.9.      COUNTERPARTS.

         This Agreement may be signed in any number of counterparts which, when taken together, shall constitute one and the same document.

Section 9.10.     CONSTRUCTION; GOVERNING LAW; CONSENT TO JURISDICTION.

                  (a) The headings used in this agreement are for convenience only and shall not be deemed to constitute a part hereof. All uses herein of the masculine gender or of singular or plural terms shall be deemed to include uses of the feminine or neuter gender or plural or singular terms, as the context may require. The loan documents and all other documents and instruments executed and delivered in connection herewith and therewith, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

                  (b) The Borrower irrevocably consents that any legal action or proceeding against it under, arising out of or in any manner relating to any of the Loan Documents may be brought in any court of the State of New York or in the United States District Court for the Southern District of New York. The Borrower, by the execution and delivery of this agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. The Borrower further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in Section 9.8 hereof. The Borrower hereby expressly and irrevocably waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. The Borrower shall not be entitled in any such action or proceeding to assert any defense given or allowed under the laws of any state other than the State of New York unless such defense is also given or allowed by the laws of the State of New York. Nothing in this Section
9.10 shall affect or impair in any manner or to any extent the right of National to commence legal proceedings or otherwise proceed against the Borrower in any jurisdiction or to serve process in any manner permitted by law.

Section 9.11.     SEVERABILITY.

         The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrower with any of them shall not excuse non-compliance by the Borrower with any other. The Borrower shall not take any action the effect of which shall constitute a breach or violation of any provision of this Agreement.

Section 9.12.     BINDING EFFECT; NO ASSIGNMENT OR DELEGATION.

         This Agreement shall be binding upon and inure to the benefit of the Borrower and its successors and to the benefit of National and its successors and assigns. The rights and obligations of the Borrower under this Agreement shall not be assigned or delegated without the prior written consent of National, and any purported assignment or delegation without such consent shall be void.

Section 9.13.     TERMINATION OF COMMITMENT BY BORROWER.

         At any time that the Borrower has fully paid all Obligations then outstanding pursuant to this Agreement or any Loan Document, Borrower may terminate the Commitment upon written notice to National.

Section 9.14.     COUNSEL.

         Each of the parties (i) acknowledges that Hahn & Hessen LLP has acted, and from time to time continues to act, as counsel to Borrower, or affiliates thereof, as well as to National, (ii) consents to the representation of the Borrower and such other representation of National by Hahn & Hessen LLP and
(iii) waives any conflicts of interest claim which may arise therefrom.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.


                                       ELECTRONIC DATA SUBMISSION SYSTEMS, INC.


                                       By:  /s/ Joseph D. Truscelli
                                            Its President


                                       NATIONAL WIRELESS HOLDINGS INC.

                                       By: /s/ Terrence S. Cassidy
                                            Its President

                                    EXHIBIT A
                     TO AMENDED AND RESTATED LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                       AND NATIONAL WIRELESS HOLDINGS INC.

                                     FORM OF
                            AMENDED AND RESTATED NOTE


                                                              New York, New York
                                                              March __, 1999
$1,800,000

         FOR VALUE RECEIVED, the undersigned, Electronic Data Submission Systems, Inc., a Delaware Corporation, (the "Borrower"), hereby promises to pay to the order of National Wireless Holdings Inc., a Delaware Corporation ("National"), at the Principal Office of National or at such other place as National may from time to time designate to Borrower in writing, (a) the lesser of (i) the principal sum of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00) or (ii) the aggregate principal amount of all Loans outstanding under the Loan Agreement hereinafter referred to, in lawful money of the United States of America and in immediately available funds, on the dates and pursuant to the terms of the Loan Agreement, but in any event no later than March 31, 2003, and (b) interest on the unpaid principal amount of each Loan, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement. In no event shall interest exceed the maximum interest rate permitted by law. The Commitment Termination Date with respect to this Note may be extended pursuant to the Loan Agreement.

         The Borrower shall pay interest on the Loans or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) which shall not be paid in full when due (whether by demand, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at the applicable Post Default Rate (as defined in the Loan Agreement) and all such interest shall be payable upon demand.

         National is hereby authorized by the Borrower to record on the schedule annexed to this Note (or on a supplemental schedule thereto) the amount of each Loan made by National under the Loan Agreement and the amount of each payment or prepayment of principal of each Loan received by National, it being understood, however, that failure to make any such notation shall not affect the rights of National or the obligations of the Borrower hereunder or under the Loan Agreement in respect of such Loans.

         This Note is the Note referred to in the Amened and Restated Loan Agreement (as amended, restated, modified and supplemented, the "Loan Agreement") dated the date hereof by and between the Borrower and National and evidences Loans made by National thereunder. This Note is secured in the manner described in the Loan Agreement and in the Security Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Loan Agreement.

         This Note amends and restates in its entirety and is given in substitution for (but not in satisfaction of) that certain Note dated as of June 9, 1995, executed by Borrower in favor of Lender in the original principal amount of $1,000,000.

         If an Event of Default occurs which has not been cured within any applicable cure period, the principal hereof accrued interest and all accrued fees hereon shall become, or may be declared to be, forthwith due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

         The Borrower may at its option prepay all or any part of the principal of this Note before maturity upon the terms provided in the Loan Agreement.

         The Borrower agrees to pay costs of collection and reasonable attorneys' fees and disbursements in case default occurs in the payment of this Note.

ELECTRONIC DATA SUBMISSION SYSTEMS, INC.


By
      Its President

                                SCHEDULE TO NOTE


         This Note evidences Loans made under the within described Loan Agreement, in the principal amounts and on the dates set forth below, subject to the payments or prepayments of principal set forth below:


                    Principal             Principal Amount          Balance
Date Made           Amount of Loan        Paid or Prepaid           Outstanding
---------           --------------        ---------------           -----------

                                    EXHIBIT B
                                       TO
                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.

                            STATES OF QUALIFICATION;
                   SUBSIDIARIES: CAPITALIZATION: SHAREHOLDERS

SECTION 3.1(A)

1.  STATE OF INCORPORATION:          Delaware

2.  STATES IN WHICH BORROWER HAS
    QUALIFIED TO DO BUSINESS         Colorado
                                     Florida
                                     Illinois
                                     New Mexico
                                     Texas
                                     Wyoming

3.  CLASSES OF STOCK:                Common
                                     Series A Convertible Preferred
                                     Series B Convertible Preferred

4.  NUMBER OF AUTHORIZED SHARES:     100,000 Common
                                     12,000 Series A
                                     2,000 Series B

5.  NUMBER OF ISSUED SHARES:         11,632 Common
                                     12,000 Series A
                                     2,000 Series B

6.  SHAREHOLDERS:    National Wireless Holdings Inc. - 6,403 Common shares
                                                      12,000 Series A shares

                     Dean A. Politi - 177 Common shares
                     Joseph D. Truscelli - 4,092 Common shares
                                           2,000 Series B shares
                     Gehrig Alcorn - 293 Common shares
                     Specchio Family Foundation - 197 Common shares Richard Staufer - 293 Common shares
                     Hugh Sullivan - 177 Common shares

7.      LIENS:                                 None

8.      OUTSTANDING WARRANTS, OPTIONS,         None
        CONTRACTS OR COMMITMENTS:

9.      SUBSIDIARY CORPORATIONS:               None

                                    EXHIBIT C
                                       TO
                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.

                                    CONSENTS


SECTION 3.2

         (a)      Consent of National to Truscelli stock pledge.
         (b)      Consent of EDSS to Truscelli stock pledge.

                                    EXHIBIT D
                                       TO
                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                       AND NATIONAL WIRELESS HOLDINGS INC.

                          PERMITTED AND EXISTING LIENS


SECTION 3.5

1.       Prior Liens:

         (a) Borrower has granted a purchase money security interest in some projection equipment to Busey Bank, Urbana, Illinois. The amount of the loan is approximately $14,000.

                                    EXHIBIT E
                                       TO
                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                     ELECTRONIC DATA SUBMISSION SYSTEMS, INC
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.

                             LITIGATION AND DEFAULTS

SECTION 3.6

         None

                                    EXHIBIT F
                                       TO
                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.

                              BURDENSOME DOCUMENTS


SECTION 3.8

         None

                                    EXHIBIT G
                                       TO
                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.

                     NAME CHANGES, MERGERS AND ACQUISITIONS


SECTION 3.13

         On September 9, 1997, Electronic Data Submission Systems, Inc., a Colorado Corporation, merged with and into Electronic Data Submission Systems, Inc., a Delaware corporation.

                                    EXHIBIT H
                                TO LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.

                    FRANCHISES, AGREEMENTS, ORDINANCES, ETC.


SECTION 3.11

1. TRADEMARK AND SERVICE MARKS: Borrower is the owner of the "HECET" Systems(R)" trademark. [Borrower is the owner of the "WinHECET Systems" trademark. An application for federal registration of the "WinHECET" Systems" trademark has been prepared and will be filed with the U.S. Patent and Trademark Office.]

2. COPYRIGHTS: Borrower asserts a copyright in all of its computer software programs. Borrower protects its computer software programs by indicating the copyright symbol "(C)"on the initial user screens. In the future, Borrower may register its copyright in some or all of its software programs with the U.S.
         Copyright Office.

SECTION 3.15(B)

A list of Material Agreements is attached.

                                   SCHEDULE C
                                TO LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.



Terms for Issuance of Stock to Employees of Borrower:

         1. Not more than 6.5% of the issued and outstanding common stock in the aggregate.

         2. Stock that is issued must be non-voting.

         3. Stock that is issued must not have any preemptive rights.

         4. Employees to whom shares are issued must sign a Stock Transfer Agreement, restricting transfer upon terms and conditions acceptable to National.

                                    EXHIBIT I
                                       TO
                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.

                                 PERMITTED DEBT


         $14,000 Promissory Note to Busey Bank.

                                    EXHIBIT J
                                       TO
                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.


                               REVISED SCHEDULE II
                              TO SECURITY AGREEMENT


                      CHIEF PLACE OF BUSINESS OF BORROWER:

                    Electronic Data Submission Systems, Inc.
                            7899 Lexington, Suite 203
                        Colorado Springs, Colorado 80920


                              Offices Where Records
                         AND BOOKS OF ACCOUNT ARE KEPT:

                    Electronic Data Submission Systems, Inc.
                            7899 Lexington, Suite 203
                        Colorado Springs, Colorado 80920


                              Other Locations Where
                     COLLATERAL IS STORED. USED OR LOCATED:

                    Electronic Data Submission Systems, Inc.
                              235 N. Garrard Street
                            Rantoul, Illinois, 61866


                            Business and Trade Names
                                USED BY BORROWER:

                                HECET Systems(R)
                              WinHECET Systems(TM)

                                   SCHEDULE A
                                       TO
                          LOAN AGREEMENT BY AND BETWEEN
                    ELECTRONIC DATA SUBMISSION SYSTEMS, INC.
                                       AND
                         NATIONAL WIRELESS HOLDINGS INC.

                            FORM OF BORROWING NOTICE


1) Amount of Original Commitment                                  $1,800,000.00

2) Aggregate Principal Amount of Advances                         $
   Previously Made

3) Aggregate Principal Amount of Loan Repaid                      $

4) Remaining Commitment Available for Loan
   (Line (1) Less Line (2) Plus Line (3))

5) Amount of this Loan                                            $

6) Date of Proposed Loan (3 days after the date of this Borrowing Notice)

         Attached hereto is a schedule of the proposed use of the proceeds from this advance. The undersigned agrees to use such proceeds solely for the purposes permitted under the Loan Agreement hereinafter referred to, as set forth in said schedule and hereby warrants and represents that such proceeds shall be used solely for such purposes. All capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Amended and Restated Loan Agreement dated ___________ (as amended, restated, modified and supplemented, the "Loan Agreement") by and between the undersigned and National Wireless Holdings Inc.

         The undersigned certifies that (a) there has been no breach of the
Section 6.9 of the Loan Agreement, (b) on the date hereof (as set forth below) the warranties and representations contained in Article 3 of the Loan Agreement are true and correct as if made on the date hereof, and no Default or Event of Default under the Loan Agreement exists; and (c) except for the security interest created by the Borrower Security Agreement and except as permitted under the Loan Agreement, no part of the Systems is subject to any lien or security interest in favor of any person, firm or corporation.

Date:  ________________, 199_

ELECTRONIC DATA SUBMISSION SYSTEMS, INC.


By
      Its President